Exhibit 99.1

Valley National Bank Announces New

Commercial Banking President and Chief Financial Officer

New York, NY – March 3, 2025 – Valley National Bancorp (NASDAQ:VLY), the holding company for Valley National Bank, announced today the appointment of Gino Martocci as Senior Executive Vice President, President of Commercial Banking and Travis Lan as Senior Executive Vice President, Chief Financial Officer (CFO). These strategic appointments reflect the bank’s commitment to strengthening its leadership team and executing on its strategic priorities.

New President of Commercial Banking

Gino Martocci brings with him a wealth of commercial banking experience and a proven track record of driving profitable growth through building and managing highly successful banking organizations. With over 30 years in the industry, he has demonstrated exceptional leadership and a deep understanding of market dynamics. Before joining Valley, Mr. Martocci served as Head of Commercial and Commercial Real Estate Banking for M&T Bank, where he managed all aspects of the bank’s commercial banking businesses. Outside of M&T, he has also served as a member of the Apple Bank Board of Directors, Member-Investment Committee National Real Estate Advisors, and the LFPI Advisory Committee.

In his new role, Mr. Martocci will oversee Valley’s enterprise-wide commercial banking operations, including client relationship management, talent identification and leadership, and the execution of strategic initiatives aimed at expanding Valley’s market presence across its entire national footprint.

“We are thrilled to welcome Gino to our senior leadership team,” commented Ira Robbins, CEO of Valley Bank. “His extensive experience, industry expertise, and proven track record are in direct alignment with the long-term vision we have for our commercial bank. I am confident that under his leadership, we are well-positioned to strengthen, optimize, and grow our commercial banking business.”

“I am eager to get started and build on all the momentum Ira and his team have created at Valley,” remarked Mr. Martocci. “What excites me the most are the people who are leading the way forward. Their passion, expertise and commitment to relationship banking have earned Valley recognition as one of the nation’s most respected regional banks, as recently highlighted by Newsweek. I am honored to lead this exceptional team and grow the Valley brand across the communities we serve.”

Joe Chillura, Senior Executive Vice President and current President of Commercial Banking for Valley, has announced that he will depart the Bank effective June 30, 2025. Mr. Chillura is committed to a seamless transition and will actively support the alignment of the commercial banking organization under Mr. Martocci.

“I want to thank Joe for the indelible impact he’s had leading and growing our commercial banking organization over the past seven years. Joe has been instrumental in the organic growth that we have achieved in Florida.” Robbins continued. “Over the coming months, Joe will provide critical support as we transition our commercial banking organization to the next phase of its evolution under Gino’s leadership. We are fortunate that we will continue to benefit from Joe’s leadership, experience and market insight.”

New Chief Financial Officer

Travis Lan has been promoted to Senior Executive Vice President, CFO. Since joining Valley in 2020, Mr. Lan has contributed to the bank’s strategic growth and recent balance sheet transformation. Mr. Lan has also been responsible for M&A, investor relations, capital raising, stress testing, budgeting and management reporting. As Interim CFO, he has had further oversight of the bank’s accounting, treasury, tax, and capital markets departments. Mr. Lan joined Valley from the investment banking department of Keefe, Bruyette & Woods where he specialized in M&A and capital advisory for community and regional banks. Prior to transitioning to investment banking in 2016, Lan spent ten years as an equity research analyst covering community and regional banks for Keefe, Bruyette & Woods, Stifel Nicolaus, and Ryan Beck & Co.

As CFO, Mr. Lan will be responsible for overseeing the bank’s key finance and capital markets areas and will work closely with the Board and executive leadership team to define and execute the bank’s strategic initiatives. He will oversee all aspects of financial reporting, accounting, taxation, corporate treasury, balance sheet management, and investor relations.

“We are thrilled to recognize the impact Travis has had on our organization by promoting him to CFO,” commented Robbins. “His understanding of our company and culture, expertise in financial management and strategic vision will be critical in guiding our financial decisions and supporting our long-term vision for the future of Valley. I look forward to Travis’ continued impact on the evolution of our organization.”

“I’m incredibly honored to step into the CFO role at Valley, a company I have worked closely with in various capacities throughout my career,” remarked Mr. Lan. “I am eager to continue working alongside our talented senior leadership team as we achieve our strategic initiatives and create lasting value for our communities, associates, customers and shareholders.”

About Valley National Bank

As the principal subsidiary of Valley National Bancorp, Valley National Bank is a regional bank with over $62 billion in assets. Valley is committed to giving people and businesses the power to succeed. Valley operates many convenient branch locations and commercial banking offices across New Jersey, New York, Florida, Alabama, California and Illinois, and is committed to providing the most convenient service, the latest innovations and an experienced and knowledgeable team dedicated to meeting customer needs. Helping communities grow and prosper is the heart of Valley’s corporate citizenship philosophy. To learn more about Valley, go to www.valley.com or call our Customer Care Center at 800-522-4100.

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